Exhibit 23.2

November 14, 2011

OPKO Health, Inc.

4400 Biscayne Blvd.

Miami, FL 33137

We consent to the to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of OPKO Health, Inc. and subsidiaries for the registration of the resale of 4,494,380 shares of its common stock by the selling stockholders named therein and to the incorporation by reference therein of our reports dated June 26, 2011 and August 4, 2010, with respect to the consolidated financial statements of Claros Diagnostics, Inc., included in the Current Report on Form 8-K/A of OPKO Health, Inc. dated November 14, 2011, filed with the Securities and Exchange Commission.

Kirkland Albrecht & Fredrickson, LLC

Braintree, Massachusetts